UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 28, 2006
Imation Corp.
(Exact name of registrant as specified in its charter)

DELAWARE	1-14310	41-1838504

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1 IMATION PLACE OAKDALE, MINNESOTA		55128

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (651) 704-4000
None

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
     On April 28, 2006, Imation Corp., a Delaware corporation (“Imation”), completed the acquisition of substantially all of the assets of Memorex International Inc., a corporation organized under the laws of the British Virgin Islands (“MII”), pursuant to an Acquisition Agreement dated as of January 19, 2006 (the “Acquisition Agreement”). Actual purchase price was $329 million, after net adjustments were made to the original price of $330 million. Certain price adjustments will be finalized post-closing, and earn-out payments exist contingent on financial performance of the purchased business ranging between $5 million and $45 million over a period of up to three years after close.
     As provided in the Acquisition Agreement, Imation acquired substantially all the assets of MII, including the Memorex brand name and the capital stock of the operating subsidiaries of MII engaged in the business of the design, development, marketing, distribution and sale of hardware, media and accessories used for the storage of electronic data under the Memorex brand name.
Item 7.01 Regulation FD.
     On May 1, 2006, Imation announced the closing of the acquisition of substantially all the assets of Memorex International Inc. A copy of the press release is being furnished herewith as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(a)	Financial Statements of Businesses Acquired.

The required financial statements of MII are not included in this Current Report on Form 8-K. These financial statements will be provided in an amendment to this Current Report on Form 8-K as soon as practicable, but not later than July 11, 2006.

(b)	Pro Form Financial Information.

The required pro forma financial information relative to the acquisition of assets of MII is not included in this Current Report on Form 8-K. The pro forma financial information will be provided in an amendment to this Current Report on Form 8-K as soon as practicable, but not later than July 11, 2006.

(c)	Exhibits.

99.1 Press Release of Imation Corp., dated May 1, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Imation Corp. (REGISTRANT)
Date: May 1, 2006	/s/ Paul R. Zeller
Paul R. Zeller
Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description of Exhibit
99.1	Press Release of Imation Corp., dated May 1, 2006